Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                                EXHIBIT 99.1


NEWS                                                               [COOPER LOGO]
RELEASE



FOR IMMEDIATE RELEASE
October 22, 1996

Contacts:    Sharon Newquist           Phyllis Piano
             (713) 209-8578            (713) 209-8415


COOPER INDUSTRIES REPORTS NET INCOME UP 12%
THIRD-QUARTER SHARE EARNINGS UP 10%

HOUSTON, October 22 -- Third-quarter net income of Cooper Industries, Inc. (NYSE-CBE) rose 12% to $77.3 million from $69.3 million in the comparable 1995 period. Revenues increased 10% to $1.32 billion from $1.19 billion in the same quarter of last year. Fully diluted share earnings rose 10% to 68 cents from 62 cents in 1995. Excluding a 4-cent gain from the sale of securities during the third quarter of 1995, share earnings were up 17%.

         During the third quarter, Cooper realized an after-tax gain of $66 million from the sale of marketable securities. The gain was offset entirely by a nonrecurring charge in the automotive segment and had no impact on the third-quarter's share earnings.

         For the first nine months of 1996, Cooper's income from continuing operations rose 10% to $227.7 million from $207.4 million in 1995. Revenues increased 11% to $3.98 billion, up from $3.57 billion in the comparable 1995 period. Fully diluted share earnings from continuing operations were $2.00, up 14% from $1.76 in the same period of 1995.

         "This is our eighth consecutive quarter of solid revenues and earnings increases," reported Chairman, President and Chief Executive Officer H. John Riley, Jr. "All of our segments recorded revenue increases, despite a weak European economy and a slowing domestic economy.

         "We're especially pleased with the performance of our electrical products business, which posted outstanding results during the quarter," Riley added.


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Cooper Industries, Inc.                                                   Page 2



         The significant revenue increase in the ELECTRICAL PRODUCTS segment was led by strong worldwide demand for hazardous-duty electrical construction materials. The CEAG electrical products business, acquired at the end of 1995, continued to exceed sales expectations. Sales also rose for lighting fixtures, electrical transformers and switchgear as a result of reasonably healthy construction markets. However, fuse sales were off somewhat, primarily due to slow European demand.

         Third-quarter revenues for TOOLS & HARDWARE were up slightly, attributable to higher sales of assembly equipment to customers in the automotive industry, an improving aerospace market and contributions from a recent small acquisition in Mexico. These gains were tempered by a softening in demand for hand tools and window treatments in Europe.

         Solid revenue gains in the AUTOMOTIVE PRODUCTS segment were a result of increased North American aftermarket sales of automotive lighting components, ignition products and wiper blades, and growth in worldwide original equipment sales. These increases were offset somewhat by sluggish orders for heavy-duty brake components and temperature control products. European aftermarket demand for automotive products also was down during the quarter.

         "We feel good about what we've accomplished to date and look forward to a solid finish to the year," Riley said. "We remain confident that we will achieve a double-digit earnings per share increase in 1996.

         "We continue to make important progress building on the company's strong foundation. The investments we are making to win new customers, introduce new products and develop new markets around the world will add to the company's growth in 1997 and beyond," Riley concluded.

         Comparisons of 1996 and 1995 third-quarter and nine-month results appear on the following pages.

                                   -------

         Cooper Industries, with 1995 revenues of $4.9 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products.





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Cooper Industries, Inc.                                                   Page 3





                     CONSOLIDATED RESULTS OF OPERATIONS


                                           Three Months Ended September 30,
                                           --------------------------------
                                                 1996            1995(1)
                                           -------------      -------------
                                            (in millions where applicable)
Revenues:

   Electrical Products                         $   613.2         $  522.7
   Tools & Hardware                                237.2            233.1
   Automotive Products                             465.1            435.5
                                               ---------         --------
                                                 1,315.5          1,191.3
                                               ---------         --------

Cost of sales                                      870.0            800.5
Depreciation and amortization                       59.4             55.1
Selling and administrative                         225.4            196.8
Automotive asset write-down                         85.3               --
Other income, net                                 (113.4)           (15.1)
Interest expense                                    35.4             37.0
                                               ---------         --------

   Income Before Income Taxes                      153.4            117.0

Income Taxes                                        76.1             47.7
                                               ---------         --------

Net Income                                     $    77.3         $   69.3
                                               =========         ========

Net Income Per Common Share:
     Primary                                   $     .72         $    .65
     Fully Diluted(2)                          $     .68         $    .62

Shares Utilized in Computation of
   Income Per Common Share:
     Primary                                 107,632,000      107,370,000
     Fully Diluted                           124,571,000      124,103,000



(1) Other income, included in revenues as previously reported, was reclassified to be consistent with the current presentation.

(2) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($7.3 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.





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Cooper Industries, Inc.                                                   Page 4





                     CONSOLIDATED RESULTS OF OPERATIONS


                                             Nine Months Ended September 30,
                                             -------------------------------
                                                  1996            1995(1)
                                             ------------     --------------
                                              (in millions where applicable)
Revenues:

   Electrical Products                         $ 1,799.0         $1,538.8
   Tools & Hardware                                718.6            705.1
   Automotive Products                           1,459.7          1,327.1
                                               ---------         --------
                                                 3,977.3          3,571.0
                                               ---------         --------

Cost of sales                                    2,653.1          2,383.5
Depreciation and amortization                      177.4            161.2
Selling and administrative                         688.8            586.6
Automotive asset write-down                         85.3             --
Other income, net                                 (145.8)           (26.7)
Interest expense                                   109.8            114.8
                                               ---------         --------

   Income Before Income Taxes                      408.7            351.6

Income Taxes                                       181.0            144.2
                                               ---------         --------

Income from Continuing Operations                  227.7            207.4
Charge for Discontinued Operations                    --           (186.6)
                                               ---------         --------

Net Income                                     $   227.7         $   20.8
                                               =========         ========

Income Per Common Share:
   Primary -
     Continuing Operations                     $    2.12         $   1.83
     Net Income                                $    2.12         $    .18

   Fully Diluted(2) -
     Continuing Operations                     $    2.00         $   1.76
     Net Income                                $    2.00         $    .18

Shares Utilized in Computation of
   Income Per Common Share:
     Primary                                 107,523,000      113,402,000
     Fully Diluted                           124,502,000      130,149,000


(1) Other income, included in revenues as previously reported, was reclassified to be consistent with the current presentation.

(2) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($21.9 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.

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